Exhibit 2.1

ARTICLES OF AMENDMENT

for

RAD DIVERSIFIED LAND REIT, INC.

RAD DIVERSIFIED LAND REIT, INC., a Maryland corporation (the “Corporation”), certifies to the State Department of Assessments and Taxation of Maryland the charter of the corporation shall be and is hereby amended as follows:

The Articles of Incorporation of the Corporation are hereby amended to delete paragraph SIXTH in its entirety and replace it with the following:

“SIXTH:         The Corporation has authority to issue Two Hundred Million (200,000,000) shares of common stock, $0.001 par value per share (“Common Stock”). The aggregate par value of all authorized shares of stock having par value is $200,000. The Board of Directors of the Corporation (the “Board of Directors”) may reclassify any unissued shares of Common Stock from time to time in one or more classes or series of stock. If shares of one class or series of stock are classified or reclassified into shares of another class or series of stock pursuant to this Article SIXTH, the number of authorized shares of the former class or series shall be automatically decreased and the number of shares of the latter class or series shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes and series that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, without any action by the stockholders of the Corporation, may amend the Articles of Incorporation of the Corporation (the “Articles”) from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue. The rights of all stockholders and the terms of all stock are subject to the provisions of the Articles and the Bylaws of the Corporation (the “Bylaws”). Prior to issuance of Common Stock, the Board of Directors of the Corporation is authorized to classify or reclassify any Common Stock in one or more series of shares, and to establish the number of shares to be included in any series of stock, and to fix the designation, conversion or other rights, voting powers, restrictions, limitations as to distributions, preferences, qualifications or terms or conditions of redemption of the shares of each such series. The authority of the Board of Directors with respect to each such series shall include, but not be limited to, a determination of the following: (a) the number of shares constituting that series and the distinctive designation of that series; (b) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and whether they should be payable in preference to, or in another relation to, the dividends payable on any other class or classes or series of stock; (c) whether that series shall have voting rights, and, if so, the terms of such voting rights; (d) whether that series shall have conversion or exchange privileges, and, if so, the terms and conditions of such conversion or exchange, including provision for adjustments for the conversion or exchange rate in such events as the Board of Directors shall determine; (e) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all shares are to be redeemed, the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (f) whether that series shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of that series, and, if so, the terms and amounts of such sinking funds; (g) the right of the shares of that series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and whether such rights shall be in preference to, or in other relation to, any comparable rights of any other class or classes or series of stock; and, (h) any other relative, participating, optional or other special rights, qualifications, limitations or restrictions of that series.”

This amendment increases the authorized stock from 7,500,000 shares to 200,000,000 shares and the aggregate par value of all authorized stock from $7,500 to $200,000.

This amendment of the charter of the Corporation has been approved by the Board of Directors and sole stockholder of the Corporation.

The undersigned acknowledges that this is an act of the above-named corporation and verifies, under the penalties of perjury, that the matters and facts stated herein, which require such verification, are true and accurate, to the best of his/her knowledge information and belief.

ATTESTED BY:	SIGNED BY:
Name: Taylor Green	Name: Brandon Dutch Mendenhall
Title: Secretary	Title: President

Please return to:	Edward L. Wender
Potomac Law Group, PLLC
1300 Pennsylvania Avenue NW, Suite 700
Washington D. C. 20004